EXHIBIT 10.2
Brand Agreement

Trademark Co-Existence Agreement

This Trademark Co-Existence Agreement (“Agreement”), dated as of March 1, 2023 (the “Effective Date”), is by and between, on the one hand, Valvoline, LLC, a Delaware limited liability company, and Valvoline Licensing and Intellectual Property LLC, a Delaware limited liability company, (Valvoline Licensing and Intellectual Property LLC, together with Valvoline, LLC, “Valvoline” or “VRS”) and Valvoline Inc., a Kentucky Corporation, each with offices located at 100 Valvoline Way, Lexington, KY 40509 and, on the other hand, VGP Holdings LLC, a Delaware limited liability company, and VGP IPCo LLC, a Delaware limited liability company, both with offices located at 100 Valvoline Way, Lexington, KY 40509 (collectively “VGP”). Each of the foregoing may be referred to herein as a “Party” and together as “Parties.”
WHEREAS, Valvoline Inc., an Affiliate of VRS, and Gateway Velocity Holding Corp. are parties to that certain Equity Purchase Agreement, dated as of July 31, 2022 (the “EPA”), pursuant to which Valvoline Inc. has agreed to sell and transfer to Gateway Velocity Holding Corp. all of the equity interests of VGP Holdings LLC;
WHEREAS, the Parties mutually intend to have a long-term strategic partnership;
WHEREAS, the Parties desire to use and co-own the Valvoline Marks (defined below) based on various factors including geographic regions, products or services, Fields of Use (defined below), and otherwise on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement and the EPA, the Parties, intending to be legally bound, hereby agree as follows:
1.Definitions. As used in this Agreement, the following capitalized terms have the meaning ascribed below:
“Affiliate” of a Party means any other party or Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities, by contract, or otherwise, or ownership, beneficially or of record, of more than fifty percent (50%) of the voting securities of a Party. Notwithstanding the foregoing, in no event shall Affiliates include (i) a controlling Person that is a sovereign state or a political subdivision or Governmental Entity of a sovereign state, (ii) any Person that would be an Affiliate only due to being under the common control of a sovereign state or political subdivision or Governmental Entity of a sovereign state, (iii) Saudi Arabian Oil Company, a joint stock company established under the laws of the Kingdom of Saudi Arabia, and its direct and indirect subsidiaries, except for VGP and its direct and indirect subsidiaries or (iv) any future controlling Person of VRS and its direct and indirect subsidiaries, except for VRS and its direct and indirect subsidiaries.
“Ancillary Products” means the promotional merchandise set forth in Exhibit A.

“China” means the People’s Republic of China and its possessions and territories including Hong Kong and Macau and excluding Taiwan.
“Communications Policy” means the policy to maintain the preeminence of the Valvoline Marks, notwithstanding the ability of either Party to conduct temporary price promotions, offer consumer coupons, loyalty program benefits or other purchase incentives which are promotional, in North America and any other territories where a Party uses the Valvoline Marks.
“Confidential Information” of a Party means all non-public information regarding such Party’s business.
“Express Care Jurisdictions” means all countries outside of North America.
“Express Care Marks” means the trademarks set forth in Exhibit B.
“Express Care Signage Guidelines” means the guidelines set forth in Exhibit C.
“Field(s) of Use” means the Retail Services, with respect to VRS, and/or the VGP Products and Services, with respect to VGP, as these terms are defined below and in relation to each Party’s respective uses of the Valvoline Marks.
“Governmental Entity” means any federal, state, local or foreign government, or any court or other judicial or arbitral body of competent jurisdiction, administrative agency, commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign, or any political or other subdivision or branch of any of the foregoing.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement, or rule of law of any federal, state, local, or foreign government, or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.
“Losses” means losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
“MENA” means Middle East and North Africa: Afghanistan, Algeria, Azerbaijan, Bahrain, Chad, Comoros, Djibouti, Egypt, Eritrea, Ethiopia, Georgia, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Mali, Mauritania, Morocco, Niger, Oman, Pakistan, Palestine, Qatar, Saudi Arabia, Syria, Somalia, South Sudan, Sudan, Tunisia, United Arab Emirates, and Yemen.
“North America” means the United States of America, Canada, and their respective territories and possessions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Entity or other entity.
“Retail Services” means all retail services, including transportation-related retail services, conducted (i) on a business -to -consumer basis, or (ii) solely with respect to vehicle maintenance or care on all modes of ground transportation, on a business -to -business basis, in each case, either directly or through a franchisee,  licensee, or business partner, whether previously, now, or hereafter rendered, and all marketing, promotion, and advertising thereof.

“Supply Agreement” means that certain Supply Agreement, dated as of March 1, 2023, entered into by and between Valvoline LLC and VGP Holdings LLC.
“Valvoline Marks” means the trademarks set forth in Exhibit D and any other trademarks used and owned by the Parties and their Affiliates containing “Valvoline” or the “V” mark/logo.
“VGP Products and Services” means (a) all products, including the Ancillary Products, globally; (b) all services conducted on a business-to-business basis in support of VGP’s products globally; (c) solely in China, all Retail Services; and (d) outside North America, all fuel and energy retail services and convenience stores solely to the extent connected to such fuel and energy retail services; in each case (a), (b), (c) and (d), whether previously, now, or hereafter sold or rendered and all marketing, promotion, and advertising thereof.
2.Brand Ownership.
(a)The Parties acknowledge and agree that, except as expressly set forth herein, VRS will own the Valvoline/V brand in the Retail Services Field of Use and VGP will own the Valvoline/V brand in the VGP Products and Services Field of Use. Each Party agrees not to use any Valvoline Mark outside of its Field of Use, except as expressly allowed herein.
(b)To the extent that a Party licenses or sublicenses any Valvoline Mark, such Party shall ensure its licensees’ compliance with all terms of this Agreement as would be required of such Party.
(c)The Parties acknowledge and agree that, except as expressly set forth herein, VRS will own the Express Care/Express Care by Valvoline brand in North America and VGP will own the Express Care Marks in the Express Care Jurisdictions. The Parties acknowledge and agree that VGP will own the marks on Exhibit B.
(d)The Parties acknowledge and agree that VGP will own all trademarks owned or controlled by VRS immediately prior to the Effective Date in China, regardless of Field of Use.
3.VGP Entering Retail Services. If VGP desires to engage in Retail Services under the Valvoline Marks in any country (except for China) (hereinafter, a “Market”), the Parties shall proceed as follows:
(a)VGP shall notify VRS in writing of its Retail Services proposal in a specific Market. In such notice, VGP shall provide a reasonably detailed plan that includes a timeline for opening a first retail location, the projected number of stores to be opened per year for the first [***], the projected marketing budgets in such country for the first [***], VGP’s projected revenue for the first [***], and any other material details reasonably requested by VRS (“Retail Lubricant Market Plan”).
(b)VRS shall review the notification and Retail Lubricant Market Plan and request any additional information it requires to evaluate or supplement the Retail Lubricant Market Plan within sixty (60) days after receipt of the notification.
(c)VGP shall promptly provide any such additional information requested by VRS.
(d)Within sixty (60) days of receipt of the Retail Lubricant Market Plan or within forty-five (45) days of receipt of all timely requested additional information, whichever is later, VRS shall respond to the notice stating whether it: (A) approves VGP’s request to enter the specified Market subject to the Parties agreeing to brand guidelines governing such Market entry or (B) denies VGP’s request because VRS intends to enter such Market within [***]. VRS shall not unreasonably deny VGP’s request if there are no VRS locations in the Market proposed by VGP and no reasonable possibility that VRS will establish a VRS location in such Market in the [***] following such request. If VRS does not establish a VRS location in such Market within [***] following such request, and does not have reasonably concrete plans to establish additional locations in such Market in a timely manner, then at the expiration of such [***] period, VRS shall approve VGP’s original request to enter such Market pursuant to the applicable, updated Retail Lubricant Market Plan.
(e)Should VRS have approved VGP to enter a Market to provide Retail Services in that Market pursuant to Section (d), the Parties shall promptly negotiate mutually agreeable brand guidelines for the provision of Retail Services in such Market under the Valvoline Marks and, subject to mutual agreement to such brand guidelines, VRS will grant to VGP an exclusive (including as to VRS, but subject to Section 3(f)), non-transferable (except as provided in Section 13), royalty-free, sublicensable (solely as provided in Section 3(g)) license to use the Valvoline Marks for Retail Services use solely in the Market and as set forth in the Retail Lubricant Market Plan and consistent with such brand guidelines.
(f)Any exclusive license granted to VGP pursuant to Section 3(e) shall remain in effect for so long as VGP substantially executes all material actions set forth in the Retail Lubricant Market Plan within the timeline specified therein. If VGP fails to substantially execute any material action set forth in the Retail Lubricant Market Plan on the timeline specified therein, then upon written notice from VRS of such failure, VGP shall have six (6) months to execute any material actions that VGP has failed to execute. If thereafter VGP has not substantially executed a material action of the Retail Lubricant Market Plan, the Parties shall negotiate in good faith for three (3) months to try to resolve their differences. Following such three (3) month period, if the parties have not reached mutual resolution of their differences and VGP has not substantially executed any one or more material actions of the Retail Lubricant Market Plan within the timeline set forth therein or, with respect to actions that were the subject of a notice of failure to execute from VRS, during the six (6) month execution period or the three (3) month negotiation period, then upon written notice from VRS, the exclusive license granted to VGP in Section 3(e) shall immediately and automatically convert to a non-exclusive license, unless otherwise agreed to by the Parties in writing.
(g)VGP shall have the right to grant sublicenses to any third party (“VGP Permitted Sublicensees”), including through multiple tiers and channels, of the licenses granted to VGP under Section 3(e); provided, however, that any such sublicense shall be a written sublicense agreement and is subject to quality control and termination by VGP in the event of a breach by the VGP Permitted Sublicensee.
(h)The Parties acknowledge and agree that VGP has provided VRS with notice that VGP desires to engage in Retail Services under the Valvoline Marks in MENA, and has complied with the requirements of Sections 3(a), 3(b) and 3(c) in respect thereof. VRS hereby approves such request by VGP pursuant to Section 3(d) and, subject to the Parties agreeing to brand guidelines governing such Market entry, VRS shall grant to VGP an exclusive (including as to VRS, but subject to Section 3(f)), non-transferable (except as provided in Section 13), royalty free, sublicensable (solely as provided in Section 3(g)) license to use the Valvoline Marks as well as all trade dress, store layouts and manuals for Retail Services use solely in MENA.
4.Ancillary Products. VGP hereby grants VRS a non-exclusive, worldwide, sublicensable (including through multiple tiers and channels), royalty-free license to use the Valvoline Marks in connection with (a) the manufacture, promotion, advertisement, and distribution of Ancillary Products for internal VRS use or gifting/promotional activities and (b) the performance of VRS’s obligations under that certain Licensing and Merchandising Agreement, by and between VRS and The Specialized Marketing Group, Inc., as amended, restated or extended from time to time. If there are any conflicts regarding VRS’s Ancillary Products, VGP will raise the issue with the Brand Ambassadors, who will meet to resolve any such issue in good faith. For the avoidance of doubt, VRS shall not sell or resell any Ancillary Products for profit under this Section 4.
5.Quality Control.
(a)Acknowledgement. The Parties acknowledge and are familiar with the high standards and quality of VRS and VGP and the Valvoline Marks and they will, and will cause their respective Affiliates to, conduct their respective businesses and use the Valvoline Marks in a manner consistent with these standards and quality.
(b)Trademark Notices. The Parties will use commercially reasonable efforts to ensure that their and their respective Affiliates’ uses of the Valvoline Marks are accompanied by appropriate trademark notices, e.g., the “TM” or ®.
(c)Maintaining Value of Valvoline Marks. Neither Party shall, nor shall either Party permit its Affiliates to, take, omit to take, or permit any action that will or may tarnish or bring into disrepute the reputation, image, premium nature or prestige of or goodwill associated with the Valvoline Marks.
(d)Similar Marks. Neither Party shall, nor shall either Party permit its Affiliates to use, apply for, obtain, or assist any Person in applying for or obtaining any registration of any trademark, service mark, trade name, or other indicia confusingly similar to any of the Valvoline Marks in any territory or Field of Use that is outside of that Party’s rights pursuant to this Agreement.
(e)Licensing. Subject to the terms and conditions of this Agreement, each Party has the right to grant licenses in the Valvoline Marks, to the extent owned by such Party, to any third party (including franchisees), which licenses may be sublicensable by such third party solely with respect to the Party’s ownership rights to the Valvoline Marks in applicable jurisdictions and applicable Fields of Use; provided, however, that any license or sublicense shall be a written agreement and subject in all respects to quality control and the restrictions, exceptions, and other provisions contained in this Agreement and any policies agreed to by the Brand Ambassadors. Each Party shall be responsible to the other Party for all actions or inactions of its licensees, including violations of this Agreement.
(f)Brand Ambassador. Each Party will appoint at least one brand ambassador (the “Brand Ambassadors”) at the director or vice president level, or at an equivalent level with suitable seniority, to represent its interests in maintaining the integrity and preeminence of the Valvoline Marks. The Brand Ambassador(s) for each Party shall meet at least annually to discuss marketing plans for the upcoming calendar year, five-year plans for their respective businesses including expected product requests, strategic priorities for growth and expected market expansion priorities, and any proposed new product request VRS is reasonably contemplating in the calendar year following such Brand Ambassador meeting, and to address on an as-needed basis any issues that arise with respect to marketing or other matters about the Valvoline Marks.
(i)The Brand Ambassadors may establish, by mutual agreement: (A) a procedure for the Parties to appoint and manage Brand Ambassadors or a brand committee; (B) the role and authority of the Brand Ambassadors or brand committee to monitor the use of the Valvoline Marks by the Parties; and (C) a procedure for the Brand Ambassadors or brand committee to notify a Party of any use of a Valvoline Mark that does not comply with this Agreement and for the Parties to discuss and resolve the matter.
(ii)In addition, the Brand Ambassadors will be responsible for (A) creating written versions of the Communications Policy, Search Engine Policy and Social Media & Public Media Policy after the Effective Date and (B) amending the policies and procedures in place between the Parties in response to reasonable written requests from a Party. In creating and making any changes to such policies and procedures, the Brand Ambassadors will act reasonably and in good faith and take into account maintaining brand identity, growing the brand value and goodwill and similarly allowing for flexibility in adapting brand assets to changes in market conditions and consumer attitudes, ensuring competitiveness to market, supporting global growth plans, and realizing synergies with the brand globally. The Communications Policy shall govern the use of the Valvoline Marks with the goal of ensuring clarity across Party communications including by their use of distinguishable names and identifiers that reflect their respective services or products. The Search Engine Policy shall govern the use of acceptable search engine optimization practices and acceptable search term or adword purchase practices for the Parties. The Social Media & Public Media Policy shall govern the use of existing and future Party social media accounts and the use of the Valvoline Marks on social media and in public media including websites (see Section 8(b)), advertising, sponsorships and other brand visibility and audience targeting opportunities.
(g)Compliance with Law. The Parties agree that they shall, and shall cause their respective Affiliates to (a) use the Valvoline Marks in accordance with all applicable Laws and (b) not use the Valvoline Marks in a manner that would be reasonably expected to significantly damage the goodwill associated with any of the Valvoline Marks or impair either Party’s ability to enforce the same.
(h)Express Care. VGP shall use the Express Care Marks solely in the Express Care Jurisdictions, and solely for the purpose of licensing such marks to VGP’s customers that provide quick lube and related retail services for use in connection with the sale of VGP products to such customers. Except as otherwise agreed between the Brand Ambassadors, VGP shall ensure that its licensees comply with the sizing guidelines applicable to the Express Care signage set forth on Exhibit C, which also includes exemplary Express Care logos for Express Care store branding. Notwithstanding the foregoing, VGP may use or register “Express Care” without any Valvoline Mark(s) in the Express Care Jurisdictions and for the purpose of licensing such marks to VGP’s customers that provide quick lube and related retail business for use in connection with the sale of VGP products to such customers, in which case the Express Care Signage Guidelines do not apply.
6.Maintenance of Registrations and New Trademark Filings.
(a)Each Party shall, and shall cause its Affiliates to, for the Valvoline Marks it owns and solely within its applicable Field of Use and jurisdiction, and at its own expense, take reasonable steps to maintain the existing registrations of the Valvoline Marks and prosecute to registration any applications that are pending as of the Effective Date. Each Party, at its own expense, shall provide the other Party with all necessary assistance for such maintenance and prosecution.
(b)In furtherance and not in limitation of Section 6(a), each Party agrees to promptly, at the written request of the other Party, take all steps reasonably necessary to file applications for registration of, prosecute and register (the “Resulting Registration”) a Valvoline Mark in the other Party’s Field of Use in specific jurisdictions where the applicable

Law or local trademark office procedures preclude the other Party from registering a Valvoline Mark in its own Field of Use, including, for example, when a Party’s application for a Valvoline Mark is rejected on the basis of a likelihood of confusion with the other Party’s preexisting Valvoline Mark(s) registration(s) in that jurisdiction. In this circumstance, the Party that acquired the Resulting Registration will transfer the Resulting Registration to the other Party (and file all applicable transfer documents) promptly after receiving notice from the applicable registry that the Resulting Registration has issued. However, if such transfer is impracticable or not allowed under applicable Law or local trademark office procedures, then VGP will own all registrations of the Valvoline Marks in that jurisdiction, and the Parties will take all applicable steps to transfer all Valvoline Marks in that jurisdiction to VGP, and VGP will grant VRS an exclusive (including as to itself), perpetual, transferable, royalty-free, sublicensable license akin to ownership to the applicable Valvoline Mark(s) for use as would be permitted under this Agreement or as otherwise mutually agreed by the Parties. If any license is granted pursuant to this Section 6(b), VGP agrees to use reasonable best efforts to maintain all registrations of Valvoline Marks in the Retail Services Field of Use, at VRS’s expense, in that jurisdiction.
(c)If a Party desires to not renew or maintain a registration of a Valvoline Mark, it will endeavor to inform the other Party at least forty-five (45) days prior to any such abandonment and the Parties may thereafter confer in good faith to mutually determine, in accordance with the intent and purpose of this Agreement, if that registration should be assigned to the other Party. If the Parties so determine, and the assignment is practicable, they will work in good faith to effectuate the assignment and the assignee will be responsible for maintaining that assigned registration at its sole cost and expense.
(d)If a Party or its Affiliate files a new trademark application for a new or revised trademark containing a Valvoline Mark to be used in its Field of Use as contemplated hereunder, in any jurisdiction, it will endeavor to notify the other Party and the Parties may thereafter confer in good faith to determine if the applied-for trademark is useful to the other Party in its Field of Use, and if so, the Parties can engage in good-faith negotiations for the other Party’s use of such trademark on reasonable and non-discriminatory terms that mirror the spirit of the terms of this Agreement.
(e)To the extent necessary to police a Valvoline Mark, and subject to Section 6(b) and Section 9(a), it is each Party’s obligation to register, based on its reasonable business judgment, the Valvoline Mark(s) with the appropriate governmental customs authority or other such authorities in its respective Field of Use in that territory.
7.Communications.
(a)The Parties will, and will cause their respective Affiliates and licensees to, comply in all material respects with the Communications Policy in applicable jurisdictions.
(b)Each Party and its Affiliates and licensees may advertise, promote, and market the Valvoline Marks only in its respective Field of Use in that country and each Party will bear its own costs of any advertising, marketing, and promotions related to the Valvoline Marks.
8.Business Names, Domain Names, Websites, Search Engine, Social Media and Residual Use.
(a)Corporate Names. Each Party shall use reasonable efforts not to, and to not permit any of their Affiliates to, refer to itself as “Valvoline” alone, except that VRS may refer to itself as “Valvoline” to its shareholders, as required by law and internally to the extent existing as of the date hereof, including on employee uniforms, stationary and invoices, and reasonable extensions thereof. VRS retail service centers will do business as “Valvoline Instant Oil Change” or another deviation thereof not using the word “Valvoline” standing by itself, so long as it continues to use the Valvoline Marks in association with its stores. VRS will never label or market a product in a manner that indicates that VRS is the source of the product (e.g., “by Valvoline”) or is the product manufacturer.
(b)Websites.
(i)For the period commencing on the Effective Date and ending one (1) year from the Effective Date, VRS shall cause the content of the webpage located at Valvoline.com to show supporting pages on such page that include a location finder and coupons (can be VRS or VGP). This page is to minimize any negative impact to the business of both Parties. Thereafter, VRS shall cause the content of the webpage located at, and subpages accessible from, Valvoline.com, to consist of the content agreed to by the Brand Ambassadors. Should the Brand Ambassadors not be able to reach agreement, then VRS shall cause the content of the webpage located at Valvoline.com to consist solely of a landing page containing a mutually agreeable (A) description of VRS’s business and images and a link redirecting to a domain designated by VRS and updated from time to time, or another domain name which VRS may reasonably designate from time to time, and (B) description of VGP’s business and images and a link redirecting to a domain designated by VGP and updated from time to time, or another domain name which VGP may reasonably designate from time to time. The description and link corresponding to VRS shall be of equal prominence and size as the description and link corresponding to VGP.
(ii)Unless and until VRS commences Retail Services in a country, VRS shall cause any Valvoline.xx domain name with the corresponding country code top-level domain (e.g., Valvoline.br for Brazil) as well as all geographically specific sub-domains based on the location of the user (e.g., Valvoline.com/br for Brazil) for such country to automatically redirect to a domain designated by VGP and updated from time-to-time. Upon VRS commencing Retail Services in a jurisdiction, VRS shall cause the content of the webpage located at the Valvoline.xx domain name with the corresponding country code top-level domain (e.g., Valvoline.br for Brazil) as well as all geographically specific sub-domains based on the location of the user (e.g., Valvoline.com/br for Brazil) in such country to consist of the content agreed to by the Brand Ambassadors. Should the Brand Ambassadors not be able to reach agreement, then VRS shall cause the content of the webpage located at such Valvoline.xx domain name with the corresponding country code top-level domain (e.g. Valvoline.br for Brazil), to consist solely of a landing page containing a mutually agreeable (A) description of VRS’s business and images and a link redirecting to a domain designated by VRS and updated from time-to-time, or another domain name which VRS may reasonably designate from time to time, and (B) description of VGP’s business and images and a link redirecting to a domain designated by VGP and updated from time-to-time, or another domain name which VGP may reasonably designate from time to time. The description and link corresponding to VRS shall be of equal prominence and size as the description and link corresponding to VGP. For the avoidance of doubt, the domain name Valvoline.ca shall continue to redirect to Valvoline.com unless the Brand Ambassadors mutually agree otherwise.
(iii)The Parties shall collaborate in good faith to optimize Search Engine Optimization (“SEO”) for domains with equal treatment for both Parties. Supporting content pages on the Valvoline.com webpage will be mutually agreed to with the intent of maximizing SEO for each of the VRS and VGP businesses.
(iv)The Parties shall collaborate in good faith to optimize SEO for such domain names with equal treatment for both Parties. For the avoidance of doubt, VRS shall retain ownership of the domain name Valvoline.com and all Valvoline.xx domain names with other top-level domains. Exhibit F is a list of URLs that will be split between, and owned by each of, the Parties.
(c)Search Engine Policy. The Parties will, and will cause their respective Affiliates and licensees to, comply in all material respects with the policy that governs acceptable search engine optimization practices and acceptable search term or adword purchase practices (the “Search Engine Policy”).
(d)Social Media & Public Media Policy. The Parties will, and will cause their respective Affiliates and licensees to, comply in all material respects with the policy that governs the use of social media accounts and public communication and the use of “Valvoline” and the Valvoline Marks on social media pages, websites, and in other communications and media (the “Social Media & Public Media Policy”). Exhibit G is a list of social media handles/accounts that will be split between, and owned by each of, the Parties.
(e)Residual Use.
(i)Notwithstanding Section 5.26(a) of the EPA, after the date that is one hundred eighty (180) days after the date of this Agreement, or as otherwise mutually agreed by the Brand Ambassadors, the material use of any Seller Retained Licensed Intellectual Property (as defined in the EPA) by or for VGP and its Affiliates may not contain any trademarks (A) that are owned by VRS and its Affiliates and (B) for which VGP does not otherwise receive rights to use under this Agreement (or another valid agreement), except for factual or historical or nominative fair uses thereof.
(ii)Notwithstanding Section 5.26(b) of the EPA, after the date that is one hundred eighty (180) days after the date of this Agreement, or as otherwise mutually agreed by the Brand Ambassadors, the material use of any Purchaser Retained Licensed Intellectual Property (as defined in the EPA) by or for VRS and its Affiliates may not contain any trademarks (A) that are owned by VGP and its Affiliates and (B) for which VRS does not otherwise receive rights to use under this Agreement (or another valid agreement), except for factual or historical or nominative fair uses thereof.
9.Enforcement and Defense.
(a)Responsibility. Each Party and its Affiliates is responsible for, and shall, defend or enforce, as applicable, any Actions (defined below) in its Field of Use; provided that if (i) a Party does not have a registered Valvoline Mark in a particular jurisdiction and the other Party does have a registered Valvoline Mark in such jurisdiction, the Party with the registration shall, at the other Party’s expense and reasonable request, enforce, or cause its applicable Affiliate to enforce, its registered Valvoline Mark in such jurisdiction; or (ii) if VGP or any of its Affiliates licenses to VRS a Valvoline Mark pursuant to Section 6(b), VGP shall, at VRS’s expense and reasonable request, enforce, or cause its applicable Affiliate to enforce, such licensed Valvoline Mark in such jurisdiction. Neither Party will, nor will it permit its Affiliates to, settle any controversy if it is detrimental to the other Party, including if it would subject the other Party to monetary damages, restriction the other Party’s business within its Field of Use or require an admission of fault by the other Party, without the express written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed.
(b)Notification. Each Party will endeavor to notify the other Party as soon as practicable upon becoming aware of any: (a) actual, suspected, or threatened infringement of a Valvoline Mark (including the filing of third-party trademark applications that incorporate or are confusingly similar to a Valvoline Mark), claim that a Valvoline Mark is invalid, or opposition to a Valvoline Mark; in each case by any person that is not a Party or Affiliate of a Party; (b) actual, suspected, or threatened claim that use of a Valvoline Mark infringes the rights of any third party; or (c) other actual, suspected or threatened claim to which a Valvoline Mark may be subject (collectively, “Actions”).
(c)Assistance. The Parties will, and will cause their respective Affiliates to, provide each other with reasonable assistance in the conduct of any Action. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses regarding any Action.
(d)Monetary Compensation. Any monetary compensation that results from an Action shall be divided between the Parties in proportion to the respective documented out-of-pocket expenses of the Parties directly related to such Action.
10.Confidentiality.
(a)Each Party shall use the Confidential Information of the other Party and reproduce materials containing Confidential Information of the other Party only as necessary to perform its obligations under this Agreement. Each Party shall restrict disclosure of Confidential Information of the other Party to its personnel who have a need to know such information to perform its obligations under the Agreement and who have first agreed to be bound by the terms of this Section 10. Each Party is liable for an unauthorized disclosure or use of Confidential Information of the other Party by any of its current or former personnel. Within ten (10) days after receiving a written request from the other Party, a Party shall destroy or return (as instructed) any materials containing Confidential Information of the other Party, except such Confidential Information that may be stored in such Party's backup systems as part of such Party's standard record retention or archiving process (provided that, any such Confidential Information shall continue to be subject to the confidentiality provisions hereof).
(b)Exceptions to Confidential Information. The obligations under this Section 10 do not apply to Confidential Information that a Party can demonstrate:
i.is or becomes publicly available without its breach of this Agreement; or
ii.is independently developed by it without using Confidential Information; or
iii.is received by it from a third party that does not have an obligation of confidentiality to the other Party; or
iv.is properly and lawfully known to the receiving Party prior to the Effective Date without an obligation of confidentiality to the other Party.
(c)A Party may disclose Confidential Information to the extent that, in the reasonable opinion of its legal counsel, it is legally required to disclose such Confidential Information; provided that, such Party shall, except for disclosures legally required to comply with United States securities laws: (i) give written notice to the other Party in a reasonable time prior to disclosure and allow the other Party a reasonable opportunity to seek appropriate protective measures; (ii) take into account the reasonable requests of the other Party in relation to the form, timing and content of such disclosure; and (iii) use its commercially reasonable efforts to maintain the confidential nature and resist the disclosure of any terms of this Agreement in relation to pricing and any related commercially sensitive information, including by means of redacting such terms and related commercially sensitive information from any disclosed documentation.

11.Representations and Warranties.
(a)Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:
(i)it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation or organization;
(ii)it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;
(iii)it is voluntarily entering into this Agreement with the intent to be legally bound thereby and has had an opportunity to consult legal counsel as to its rights and the consequences of signing this Agreement;
(iv)the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of the Party; and
(v)when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.
(a)VRS acknowledges and agrees that Exhibit E is a complete and accurate list of all trademark registrations and applications owned or controlled by VRS immediately prior to the Effective Date. Exhibit E also includes a non-exhaustive list of certain identified common law marks that will be owned by VGP as of the Effective Date.
(b)VRS acknowledges and agrees that Exhibit B is a complete and accurate list of all Express Care Marks in the Express Care Jurisdictions owned or controlled by VRS immediately prior to the Effective Date that will be owned by VGP as of the Effective Date.
(c)The Parties acknowledge and agree that, other than the representations and warranties set forth in this Section 11, nothing in this Agreement constitutes any representation or warranty by either Party or its Affiliates.
12.Indemnification and Insurance.
(a)Indemnification. Each Party shall indemnify, defend, and hold harmless the other Party and its Affiliates, officers, directors, employees, agents, successors, and assigns (each, an “Indemnified Party”), from and against all Losses arising out of or in connection with any third-party claim, suit, action, or proceeding (each, a “Third-Party Claim”) relating to any actual or alleged (i) breach by the Party of any representation, warranty, covenant, or obligation under this Agreement or (ii) the willful misconduct, gross negligence or the negligence of the Party in relationship to a right or obligation under this Agreement.
(b)Insurance.
(i)At all times each Party shall maintain sufficient coverage, at its sole cost and expense, of commercial general liability insurance with commercially reasonable per occurrence and aggregate limits in light of the subject matter of this Agreement, including bodily injury and property damage and products and completed operations and advertising liability.

(ii)Commercial general liability policies required pursuant to this Section 12 must:
(A)be issued by insurance companies reasonably acceptable to the other Party;
(B)waive any right of subrogation of the insurers against the other Party or any of its Affiliates; and
(C)name the other Party as additional insureds.
(iii)Each Party shall provide the other Party with copies of the certificates of insurance and policy endorsements required by this Section 12 upon the written request of the other Party and shall not do anything to invalidate such insurance.
13.Assignment.
(a)Neither Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without the other Party’s prior written consent, which consent the other Party shall not unreasonably withhold, condition, or delay. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving, or any transfer in connection with the sale of all or substantially all assets of, a Party (regardless of whether the Party is a surviving or disappearing entity), or a transfer to an Affiliate will not be deemed to be a transfer of rights, obligations, or performance under this Agreement for which the other Party’s prior written consent is required. Any assignment, delegation, or other transfer permitted under this Section 13(a), including an exclusive license to all or a portion of its Valvoline Marks portfolio, except by a Party to its Affiliate, shall require the assignee, surviving entity, or other transferee to agree in writing to be bound by the terms of this Agreement as of the effective date of such assignment, delegation, or other transfer.
(b)No assignment, delegation, or other transfer of a Party’s rights, obligations, or performance under this Agreement will relieve such Party of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 13 is void.
(c)In the event that VRS decides to pursue or undertake any transaction or series of related transactions (whether structured as a stock sale, merger, consolidation, reorganization, recapitalization, redemption, asset sale or otherwise) that directly or indirectly results in the sale or transfer (other than an to an Affiliate) of (i) all or substantially all of the Valvoline Marks, (ii) at least 50% of the assets of VRS (determined based on value), (iii) beneficial ownership or control of at least 50% of the outstanding equity securities of VRS (or any Affiliate that controls VRS and is engaged directly or indirectly in VRS’s business) or (iv) beneficial ownership or control of at least 50% of the outstanding equity securities of any one or more subsidiaries of VRS owning, controlling or otherwise constituting at least 50% of the assets of VRS (determined based on value), in each case, to a person or a “group” (within the meaning of the Securities Exchange Act of 1934, as amended and the rules of the U.S. Securities and Exchange Commission thereunder), VRS shall give VGP a reasonable, timely opportunity to meaningfully participate as a bidder in any such transaction. For the avoidance of doubt, a breach of this Section 13(c) constitutes a material breach for purposes of the specific performance provision in Section 14(l).

(d)Each Party agrees that it shall not split or otherwise transfer the ownership of less than all of its and its Affiliates’ Valvoline Marks portfolio to any third party; provided that nothing in this Section 13(d) shall prohibit a Party from licensing less than all of its Valvoline Marks portfolio to any third party.
14.Miscellaneous.
(a)Further Assurances. Each Party shall and shall cause its Affiliates to, upon the reasonable request of the other Party, and, except as otherwise expressly set forth herein, at such other Party’s sole expense, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement including the Parties’ co-existence on trademark registers. To the extent a requesting Party is seeking assistance in the registration, prosecution, or maintenance of a trademark from the other Party, such requesting Party shall bear all costs and expenses associated with its request.
(b)Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.
(c)No Public Announcements. Neither Party shall, nor shall it permit its Affiliates to, issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other Party’s or the other Party’s Affiliates’ trademarks, service marks, trade names, logos, domain names, or other indicia of source, association or sponsorship, in each case, without the prior written consent of the other Party, which may not be unreasonably withheld, conditioned, or delayed.
(d)Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or overnight courier service at the address below, provided, that either Party may change the mailing address or other information provided for it by written notice given in accordance with this Section 14(d). Any such notice shall be deemed given (i) when so delivered by hand or (ii) if mailed, three calendar days after mailing (or one business day in the case of express mail or overnight courier service). Each Party is a separate entity and requires individual notice if a notifying Party intends on notifying both entities.

If to Valvoline Inc.:	[***]
If to Valvoline, LLC:	[***]
If to Valvoline Licensing and Intellectual Property LLC:	[***]
If to VGP Holdings LLC:	[***] with a copy to (which copy alone shall not constitute notice): Aramco Overseas Company B.V. [***] and: Saudi Arabian Oil Company [***]
If to VGP IPCo LLC:	[***] with a copy to (which copy alone shall not constitute notice): Aramco Overseas Company B.V. [***] and: Saudi Arabian Oil Company [***]

(e)Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, and Exhibits refer to the Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Any Schedules and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
(f)Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.
(g)Entire Agreement. This Agreement, together with all Schedules and Exhibits hereto, the EPA and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein.
(h)No Third-Party Beneficiaries. Except as expressly set forth in Section 12(a) with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.
(i)Binding Agreement. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.
(j)Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by both Parties. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
(k)Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent permitted under applicable Law.
(l)Equitable Relief. The Parties acknowledge that a material breach of this Agreement may cause irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the breaching Party hereby waives any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies will not be deemed to be exclusive but are in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.
(m)Notice and Cure. Notwithstanding the foregoing in Section 14(l), prior to seeking equitable relief for a breach of this Agreement or any other legal action to enforce this Agreement:
(i)If either Party perceives a breach of this Agreement that could have the effect of tarnishing or bringing into disrepute the reputation, image, premium nature or prestige of or goodwill associated with the Valvoline Marks, that Party shall promptly notify the other Party of such perceived breach in writing, under the terms of Section 14(d). The Party receiving such notice shall then have twenty (20) calendar days from receiving such notice to cure such breach or to negotiate a resolution with the complaining Party. If after the twenty (20) calendar days the breach has not been cured or otherwise resolved, then the non-breaching Party shall cause its Brand Ambassador to use commercially reasonable efforts to resolve such breach with the breaching Party’s Brand Ambassador. If the Brand Ambassadors, working in good faith to resolve such breach, cannot resolve such breach within fifteen (15) calendar days after the matter was first elevated to the Brand Ambassadors, each of VRS’s and VGP’s chief executive officers shall use commercially reasonable efforts to resolve such breach. If each Party’s chief executive officers, working in good faith to resolve such breach, cannot resolve such breach within ten (10) calendar days after the matter is escalated to the chief executive officers, then and only then shall the non-breaching Party be entitled to seek all legal rights and remedies available to it to address the breach, including equitable relief for such breach pursuant to Section 14(l).
(ii)If either Party perceives any breach of this Agreement that is not the subject of Section 14(m)(i), that Party shall promptly notify the other Party of such perceived breach in writing, under the terms of Section 14(d). The Party receiving such notice shall then have thirty (30) calendar days from receiving such notice to cure such breach or to negotiate a resolution with the complaining Party. If after the thirty (30) calendar days the breach has not been cured or otherwise resolved, then the non-breaching Party shall cause its Brand Ambassador to use commercially reasonable efforts to resolve such breach with the breaching Party’s Brand Ambassador. If the Brand Ambassadors, working in good faith to resolve such breach, cannot resolve such breach within the thirty (30) calendar days after the matter was first elevated to the Brand Ambassadors, each of VRS’s and VGP’s chief executive officers shall use commercially reasonable efforts to resolve such breach. If each Party’s chief executive officers, working in good faith to resolve such breach, cannot resolve such breach within thirty (30) calendar days after the matter is escalated to the chief executive officers, then and only then shall the non-breaching Party be entitled to seek all legal rights and remedies available to it to address the breach, including equitable relief for such breach pursuant to Section 14(l).
The Parties acknowledge and agree that compliance with the escalation waiting periods in this Section 14(m) shall not preclude the non-breaching Party from seeking equitable relief pursuant to Section 14(l). For the avoidance of doubt, the breaching Party shall not assert that by complying with this Section 14(m), the non-breaching Party demonstrated it is not subject to immediate harm from the breaching Party’s breach.
(n)Jurisdiction; Governing Law. Any dispute, claim or controversy arising out of or related to this Agreement or breach, termination or validity thereof (“Dispute”), may be, by mutual consent of the Parties, settled by arbitration conducted expeditiously in accordance with the commercial Arbitration Rules of the American Arbitration Association (“AAA”). Within ten (10) business days of the filing of arbitration (if arbitration is chosen), the Parties shall select a sole independent and impartial arbitrator in accordance with such rules. If the Parties mutually agree to arbitration, but are unable to agree upon an arbitrator within such period, on or after the eleventh (11th) day, either Party may request the AAA to appoint an arbitrator, which arbitrator shall be experienced in trademark and commercial matters. The arbitrator will issue findings of fact and conclusions of law to support his/her opinion and is not empowered to award damages in excess of compensatory damages (including interest). The place of arbitration shall be New York, New York. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. NOTWITHSTANDING ANY OF THE FOREGOING, EITHER PARTY MAY SEEK REMEDY THROUGH THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURTS THEREOF WITH RESPECT TO ANY APPEALS THEREFROM, WHICH SHALL BE THE EXCLUSIVE COURTS FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS HEREUNDER, INCLUDING, WITHOUT LIMITATION, INJUNCTIVE RELIEF,

PRIOR AND WITHOUT PREJUDICE TO ANY ARBITRATION IN ACCORDANCE WITH THIS PROVISION. THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each Party shall continue to perform its obligations under this Agreement during the resolution of any Dispute. Notwithstanding anything contained in this Agreement, neither Party shall be liable in any arbitration, litigation or other proceeding for anything other than actual, compensatory damages.
(o)Term / Termination. This Agreement begins on the Effective Date and will continue in full force and effect until the expiration or abandonment of all Valvoline Marks or until otherwise agreed between the Parties in writing.
(p)Foreign Investment. All investments made by either Party and any investments received by either Party shall comply with applicable Law in the United States, including United States economic sanctions implemented by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
(q)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
(r)Acknowledgement of Encumbrances. Each Party acknowledges and agrees that any assignment, transfer, exclusive license, or other applicable grant of rights under the Valvoline Marks owned or controlled by such Party and licensed to the other Party under this Agreement (whether by contract or operation of applicable law) shall be subject to any licenses granted pursuant to this Agreement.
(s)Tax Treatment. The Parties intend to treat this Agreement as not constituting a sale or exchange of a capital asset for U.S. federal income tax purposes, pursuant to Section 1253(a) of the Internal Revenue Code of 1986.
(t)Bankruptcy Protection. For avoidance of doubt, the terms of Section 5.26(d) of the EPA regarding the preservation of Party rights and licenses under Section 365(n) of the Bankruptcy Code shall also apply to and cover all of the rights and licenses granted by the Parties under this Agreement, and any agreement supplemental to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

VALVOLINE INC. By_/s/ Mary E. Meixelsperger Name: Mary E. Meixelsperger Title: Chief Financial Officer	VGP Holdings LLC By_/s/ Jamal K. Muashsher _ Name: Jamal K. Muashsher Title: President

VALVOLINE, LLC By_/s/ Julie M. O’Daniel_______ Name: Julie M. O’Daniel Title: SVP, Chief Legal Officer and Corporate Secretary	VGP IPCo LLC By_/s/ Laura I. Pentova ___ Name: Laura I. Pentova Title: Secretary
VALVOLINE LICENSING AND INTELLECTUAL PROPERTY LLC
By_/s/ Alexis E. Bowling_____ Name: Alexis E. Bowling Title: President